UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2019

IRON MOUNTAIN INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Boston, Massachusetts	2110
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2019, the board of directors, or the Board, of Iron Mountain Incorporated, or the Company, elected Robin Matlock, age 53, to serve as a director of the Company effective July 1, 2019. There are no arrangements or understandings between Ms. Matlock and any other persons pursuant to which she was elected as a director, and Ms. Matlock has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Matlock does not have a family relationship with any member of the Board or any executive officer of the Company. Effective July 1, 2019, Ms. Matlock will serve on the Compensation Committee and Finance Committee of the Board.

Ms. Matlock has served as Senior Vice President and Chief Marketing Officer of VMware, Inc., or VMware, since 2013. Prior to this role, Ms. Matlock served as Vice President, Corporate Marketing of VMware since 2009. Before VMware, Ms. Matlock served as Executive Vice President and General Manager of Imperva Inc. Ms. Matlock earned her Bachelor of Arts in Economics and Music from Rice University in Houston, Texas.

For her service as a director, Ms. Matlock will be entitled to the compensation that the Company generally provides to its non-employee directors. A summary of the Company’s currently-effective director compensation plan, or the Director Compensation Plan, is filed as Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and is incorporated by reference herein. Ms. Matlock will also be able to participate in the Iron Mountain Incorporated Directors Deferred Compensation Plan. Effective July 1, 2019, pursuant to the Director Compensation Plan, Ms. Matlock will receive a pro-rated annual grant of restricted stock units, or RSUs, under the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan. Each RSU represents the right to receive one full share of the Company’s common stock, and the RSUs will vest immediately upon grant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

By:	/s/ Stuart B. Brown
Name:	Stuart B. Brown
Title:	Executive Vice President and Chief Financial Officer

Date: June 27, 2019

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